Exhibit 99.1

Investor and Media Contact

Susan Specht

Director, Corporate Communications

(206) 442-6592

FOR IMMEDIATE RELEASE

ZymoGenetics Reports Third Quarter 2009 Financial Results

- Increased revenues and reduced expenses drive substantial improvement in quarterly net loss -

- RECOTHROM sales increase to $8.5 million compared to $1.8 million a year earlier -

Seattle, November 5, 2009 – ZymoGenetics, Inc. (NASDAQ:ZGEN) today reported improved financial results for the third quarter ended September 30, 2009. The company’s net loss for the quarter declined substantially to $11.4 million, or $0.17 per share, from $28.8 million, or $0.42 per share, for the third quarter of 2008. Revenues for the third quarter of 2009 increased by 131% compared to the third quarter of 2008 as a result of increased sales of RECOTHROM® Thrombin, topical (Recombinant) and higher collaboration and license revenues. Expenses for the third quarter of 2009 decreased by 20% from the third quarter of 2008 largely as a result of the company’s cost reduction efforts.

“The company is making important strides, both financially and operationally,” said Douglas E. Williams, Ph.D., Chief Executive Officer of ZymoGenetics. “RECOTHROM sales trends continue to improve. We presented final Phase 1b clinical trial results for PEG-Interferon lambda with positive results for tolerability and antiviral activity, and the Phase 2 clinical trial is underway, triggering a $70.0 million milestone payment from our partner Bristol-Myers Squibb.”

Financial Results

RECOTHROM net sales were $8.5 million for the third quarter of 2009 compared to $1.8 million for the third quarter of 2008. The product continues to gain market share and as of the end of the quarter, RECOTHROM had an estimated 15% share of the U.S. topical thrombin market as of September 2009. In the third quarter of 2009, RECOTHROM hospital unit demand increased approximately 25% from the second quarter of 2009.

Collaboration and license revenues were $18.5 million for the third quarter of 2009 compared to $8.5 million for the third quarter of 2008. The primary reason for the increase was incremental revenues from the PEG-Interferon lambda collaboration with Bristol-Myers Squibb. This increase was partially offset by reduced revenues from our RECOTHROM collaboration with Bayer HealthCare.

Research and development expenses for the third quarter of 2009 were $ 21.3 million, a decrease of $8.9 million from the third quarter of 2008. The decrease was primarily the result of the elimination of atacicept co-development collaboration costs and overall reduced headcount in research and development. These reductions were partially offset by increased costs related to the PEG-Interferon lambda collaboration with Bristol-Myers Squibb.

Selling, general and administrative expenses were $13.7 million for the third quarter of 2009 compared to $15.0 million in the third quarter of 2008. The decrease primarily resulted from reduced personnel-related costs, stock compensation and legal costs, partially offset by higher selling commissions payable to Bayer resulting from increased RECOTHROM net sales.

Net other expense totaled $2.5 million for the third quarter of 2009 compared to $5.3 million of net other income for the third quarter of 2008. In the third quarter of 2008, the company recorded a $7.1 million gain related to the sale of vacant land next to its corporate headquarters. The remainder of the difference is largely due to interest expense on the $25.0 million outstanding under the Deerfield Management debt facility, which was drawn in November 2008 and must be repaid by June 2013.

As of September 30, 2009, the company had $103.4 million of cash, cash equivalents and short-term investments. This amount does not include the $70.0 million milestone expected to be received this month from Bristol-Myers Squibb related to the initiation of the PEG-Interferon lambda Phase 2 clinical trial.

Business Highlights

ZymoGenetics recent business highlights included the following.

PEG-Interferon lambda

Final Phase 1b results were presented at the American Association for the Study of the Liver Diseases annual meeting on November 3, 2009. The dose-ranging clinical trial evaluated PEG-Interferon lambda as a single agent and with ribavirin in relapsed and treatment naïve patients with hepatitis C. The results indicated that four week treatment with PEG-Interferon lambda and ribavirin was well tolerated with significant antiviral activity at all dose levels tested. The company is developing PEG-Interferon lambda in collaboration with Bristol-Myers Squibb. On October 26, 2009, a Phase 2 study in treatment naïve patients was initiated, triggering a $70.0 million milestone payment from Bristol-Myers Squibb payable within 30 days.

RECOTHROM

RECOTHROM sales continued to increase in the third quarter. Hospital demand increased by approximately 25% in the third quarter of 2009 compared to the second quarter of 2009.

Interleukin-21 (IL-21)

In August 2009, the company completed enrollment in the Phase 2 study in metastatic melanoma. The single-agent study is evaluating IL-21 in patients with no prior systemic therapy for metastatic melanoma. The company continues to anticipate progression-free survival and overall survival results to be available in early 2010.

Conference Call and Webcast Information

ZymoGenetics Third Quarter 2009 Financial Results Conference Call will be held on Thursday, November 5, 2009 at 4:30 p.m. Eastern Time and may be accessed at www.zymogenetics.com or by dialing 877-407-0778 (International: 201-689-8565). Participants should dial in to the call approximately 10 minutes prior to the scheduled start time to register. A live audio webcast and slide presentation can be accessed by going to: www.zymogenetics.com. The webcast will be archived for 60 days.

For replay, please visit www.zymogenetics.com or use the following information:

•	U.S. callers: 877-660-6853

•	International callers: 201-612-7415

Replay passcode account #: 286

Conference ID #: 334609

About ZymoGenetics

ZymoGenetics is focused on the creation of novel protein drugs to improve patient care and address unmet medical needs. The company’s strategy is to discover, develop and commercialize its products independently, in collaboration with partner companies or through out-licensing. ZymoGenetics developed and markets RECOTHROM® Thrombin, topical (Recombinant), a synthetic version of a human blood-clotting enzyme used to stop bleeding during surgery. The company is developing a proprietary portfolio of immune-based product candidates. PEG-Interferon lambda is a novel type-3 interferon in clinical development for the treatment of chronic hepatitis C infection. Interleukin-21 is a novel cytokine in clinical development for the treatment of metastatic melanoma and renal cell carcinoma. Several other proprietary product candidates are in preclinical development. In addition, ZymoGenetics has licensed rights to multiple clinical and preclinical drug candidates being developed by other companies. For further information, visit www.zymogenetics.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, those related to the Company’s results of operations and expenses, RECOTHROM sales and commercialization efforts, milestone payments in connection with PEG-Interferon lambda development, the Company’s clinical development programs and the timing and potential benefits thereof and the ability of ZymoGenetics to successfully partner with third parties to assist with development and commercialization efforts. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict and that could cause actual results and the timing and outcome of events to differ materially from those expressed in or implied by the forward-looking statements. These risks include, but are not limited to, risks associated with the Company’s unproven product sales and marketing, manufacturing and commercialization capabilities, the risk that the Company is not able to establish, maintain or derive anticipated benefits from strategic partnerships and collaborations, the risk that the Company’s revenues generated are smaller than anticipated and that its expenses and cash needs are greater than anticipated, the risk that the Company is unable to advance its clinical programs and regulatory applications and action at the rate it expects or at all, the risk that milestone payments under partnering or collaboration agreements are not earned when expected or at all and other risks detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 and from time to time in other reports filed by ZymoGenetics with the U.S. Securities and Exchange Commission. ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

RECOTHROM® Thrombin, topical (Recombinant) is a registered trademark of ZymoGenetics, Inc.

ZYMOGENETICS, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues:
Product sales, net	$8,492	$1,758	$18,999	$4,129
Royalties	420	1,598	1,036	4,832
Collaborations and licenses	18,544	8,520	54,838	29,009

Total revenues	27,456	11,876	74,873	37,970
Costs and expenses:
Costs of product sales Costs of product sales	1,722	695	4,101	994
Research and development Research and development	21,349	30,216	75,223	102,524
General and administrative Selling, general and administrative	13,658	15,038	45,398	45,620

Total costs and expenses Total costs and expenses	36,729	45,949	124,722	149,138

Loss from operations	(9,273)	(34,073)	(49,849)	(111,168)
Other (expense) income, net	(2,534)	5,283	(7,064)	4,103

Net loss before income tax benefit	(11,807)	(28,790)	(56,913)	(107,065)
Income tax benefit	363	—	363	—

Net loss	$(11,444)	$(28,790)	$(56,550)	$(107,065)

Basic and diluted net loss per share	$(0.17)	$(0.42)	$(0.82)	$(1.56)

Weighted-average number of shares used in computing net loss per share	69,073	68,724	68,993	68,632

BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2009	December 31, 2008
Cash, cash equivalents and short-term investments	$103,366	$89,887
Inventory	57,081	28,241
Other current assets	12,089	14,828
Property and equipment, net	59,651	63,676
Deferred financing costs, net	5,541	6,726
Other assets	5,663	6,688

Total assets	$243,391	$210,046

Current liabilities	113,138	$56,968
Lease obligations	66,918	67,366
Debt obligation	25,000	25,000
Collaboration obligation	26,900	—
Other long-term liabilities	33,196	37,353
Shareholders’ (deficit) equity	(21,761)	23,359

Total liabilities and shareholders’ equity	$243,391	$210,046

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